As filed with the Securities and Exchange Commission on December 14, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONOR MEDSYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3350973
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1003 Hamilton Court

Menlo Park, CA 94025

(Address of principal executive offices)

2004 Equity Incentive Plan

2004 Employee Stock Purchase Plan

2004 Non-Employee Directors’ Stock Option Plan

(Full titles of the plans)

Frank Litvack, M.D.

Chairman and Chief Executive Officer

Conor Medsystems, Inc.

1003 Hamilton Court

Menlo Park, CA 94025

(650) 614-4100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Suzanne Sawochka Hooper, Esq.

Cooley Godward LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306-2155

(650) 843-5000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered(1)	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee
Common Stock, par value $0.001 per share	7,779,014 shares	$0.70 -$13.00	$42,465,911	$4,998.24

(1)	Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h). The price per share and aggregate offering price are based upon the (a) the weighted average exercise price for outstanding options granted pursuant to the Registrant’s 2004 Equity Incentive Plan and (b) the initial public offering price of the Registrant’s Common Stock.

The chart below details the calculations of the registration fee:

Securities	Number of Shares	Offering Price Per Share		Aggregate Offering Price
Shares reserved for future grant under the 2004 Equity Incentive Plan	2,327,305	$13.00	(2)(b)	$30,254,965
Shares reserved for future grant under the 2004 Non-Employee Directors’ Stock Option Plan	210,000	$13.00	(2)(b)	$2,730,000
Shares reserved for future grant under the 2004 Employee Stock Purchase Plan	472,500	$13.00	(2)(b)	$6,142,500
Shares issuable pursuant to outstanding options granted under the 2004 Equity Incentive Plan	4,769,209	$0.70	(2)(a)	$3,338,446
Proposed Maximum Aggregate Offering Price				$42,465,911
Registration Fee				$4,998.24

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by Conor Medsystems, Inc. (the “Company”) with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(a) The Company’s prospectus filed on December 14, 2004 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration statement on Form S-1 (File No. 333-119174), that contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed.

(b) The description of the Company’s Common Stock which is contained in a registration statement on Form 8-A filed on December 9, 2004 (File No. 000-51066) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

(c) All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

DESCRIPTION OF SECURITIES

Not applicable.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our amended and restated certificate of incorporation contains provisions limiting the liability of directors. Our amended and restated certificate of incorporation provides that a director will not be personally liable to us or to our stockholders for monetary damages for any breach of fiduciary duty as a director to the fullest extent permitted by Section 102 of Delaware General Corporation Law. Section 102 prohibits our restated certificate of incorporation from limiting the liability of our directors for the following:

•	any breach of the director’s duty of loyalty to us or to our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our amended and restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief remain available under Delaware law. Our amended and restated certificate of incorporation does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide that we must indemnify our directors and officers and may indemnify our other employees and agents to the fullest extent permitted by Delaware law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity. We have entered and expect to continue to enter into agreements to indemnify our directors, officers and other employees and agents as determined by our board of directors. These agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

At present we are not aware of any pending litigation or proceeding involving any of our directors, officers, employees or agents in their capacity as such, where indemnification will be required or permitted. We are also not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

EXHIBITS

Exhibit Number	Description
5.1	Opinion of Cooley Godward LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement

24.1	Power of Attorney is contained on the signature pages.

99.1(1)	2004 Equity Incentive Plan

99.2(1)	2004 Non-Employee Directors’ Stock Option Plan

99.3(1)	2004 Employee Stock Purchase Plan

(1)	Previously filed as an exhibit to the Registrant’s Registration Statement on Form S-1, as amended (333-119174), originally filed with the Commission on September 22, 2004, and incorporated by reference herein.

UNDERTAKINGS

1.	The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on December 13, 2004.

CONOR MEDSYSTEMS, INC.

By:	/s/ Frank Litvack, M.D.
Frank Litvack, M.D.
Chief Executive Officer and
Chairman of the Board

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Frank Litvack, M.D., and Michael Boennighausen, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Frank Litvack, M.D. Frank Litvack, M.D.	Chief Executive Officer and Chairman of the Board (principal executive officer)	December 13, 2004

/s/ Michael Boennighausen Michael Boennighausen	Vice President and Chief Financial Officer (principal financial and accounting officer)	December 13, 2004

/s/ John F. Shanley John F. Shanley	Director	December 13, 2004

/s/ David Clapper David Clapper	Director	December 13, 2004

/s/ John H. Friedman John H. Friedman	Director	December 13, 2004

/s/ Frank T. Gentile, Ph.D. Frank T. Gentile, Ph.D.	Director	December 13, 2004

/s/ George M. Milne, Jr., Ph.D. George M. Milne, Jr., Ph.D.	Director	December 13, 2004

/s/ David B. Musket David B. Musket	Director	December 13, 2004

/s/ Carl Simpson Carl Simpson	Director	December 13, 2004

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Cooley Godward LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Cooley Godward LLP is contained in Exhibit 5.1 to this Registration Statement

24.1	Power of Attorney is contained on the signature pages.

99.1(1)	2004 Equity Incentive Plan

99.2(1)	2004 Non-Employee Directors’ Stock Option Plan

99.3(1)	2004 Employee Stock Purchase Plan

(1)	Previously filed as an exhibit to the Registrant’s Registration Statement on Form S-1, as amended (333-119174), originally filed with the Commission on September 22, 2004, and incorporated by reference herein.